Exhibit 10.6D

FIRST AMENDMENT TO OFFICE LEASE

This First Amendment to Office Lease (this “Amendment”) is entered into effective as of the 24th day of September, 2003, by and between GATEWAY CENTER LLC, a California limited liability company (“Landlord”) and TERCICA MEDICA, INC., a Delaware corporation (“Tenant”).

RECITALS

A. Landlord and Tenant previously entered into that certain “Office Lease 651 Gateway Boulevard” dated July 24, 2003 (the “Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord the premises located on the ninth (9th) floor of the Building located at 651 Gateway Boulevard, South San Francisco, CA, commonly known as Suite 940, containing One Thousand Eight Hundred Sixty-Nine (1,869) rentable square feet (the “Original Premises”).

B. The parties hereto wish to amend the Lease to expand the size of the Original Premises, to provide for certain Tenant Improvements (as defined below) to be constructed by Landlord in the Expanded Premises (as defined below), and to otherwise amend the terms and conditions of the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

2. Defined Terms. All capitalized terms used in this Amendment that are not defined herein shall have the meanings as defined in the Lease.

3. Expanded Premises. Landlord and Tenant agree that Ten Thousand Two Hundred Seventy-Four (10,274) rentable square feet located on the eighth (8th) floor of the Building shall be added to the Original Premises at the times specified in Paragraph 4, below. The “Expanded Premises” shall consist of (i) the space commonly known as Suite 855, containing Three Thousand Three Hundred Sixty-Four (3,364) rentable square feet (“Suite 855”), (ii) the space commonly known as Suite 860, containing One Thousand Five Hundred Thirteen (1,513) rentable square feet (“Suite 860”), and (iii) the space commonly known as Suite 880, containing Five Thousand Three Hundred Ninety-Seven (5,397) rentable square feet (“Suite 880”). The Expanded Premises are shown in the approximate location and configuration as shown on Exhibit A attached hereto and incorporated herein by this reference. As used herein, Suite 855, Suite 880 and Suite 860 are sometimes individually called a “Suite” and are collectively called the “Suites”. From and after the commencement of the lease of the various Suites, as set forth in Paragraph 4, below, the applicable Suite(s) plus the Original Premises shall be deemed to be the Premises for all purposes under the Lease. The Lease (including Section 2.2 of the Summary of Basic Lease Information) is hereby amended accordingly.

4. Commencement of Term for Expanded Premises. Landlord and Tenant hereby agree that the following spaces shall be added to the Original Premises at the following times:

    A. The lease of Suite 855 shall commence on the later to occur of (i) September 24, 2003, or (ii) the date this Amendment is fully executed by the parties hereto (the “Suite 855 Commencement Date”);

    B. The lease of Suite 880 shall commence on the later to occur of (i) October 15, 2003, or (ii) the date that the Tenant Improvements, as defined in Paragraph 6, below, for Suite 880 have been Substantially Completed, as defined in Paragraph 6, below (the “Suite 880 Commencement Date”); and

    C. The lease of Suite 860 shall commence on the later to occur of (i) November 1, 2003, or (ii) the date that Landlord recovers possession of Suite 860 from the current tenant in such space, Bay Area Cellular, and its subtenant in such space, Aeropart Group, International, or (iii) the date that the Tenant Improvements for Suite 860 have been Substantially Completed (the “Suite 860 Commencement Date”).

The lease of the Expanded Premises shall expire on December 14, 2004, concurrently with the lease of the Original Premises. The Lease (including Sections 3.1 and 3.2 of the Summary of Basic Lease Information) is hereby amended accordingly.

5. Base Rent. Landlord and Tenant agree that the Base Rent for the Premises shall be as follows:

Prior to the Suite 855 Commencement Date:	Two Thousand Nine Hundred Ninety Dollars and Forty Cents ($2,990.40) per month

Suite 855 Commencement Date through the day immediately prior to the Suite 880 Commencement Date:	Eight Thousand Five Hundred Forty One Dollars ($8,541.00) per month

Suite 880 Commencement Date through the day immediately prior to the Suite 860 Commencement Date:	Seventeen Thousand Four Hundred Forty-Six Dollars and Five Cents ($17,446.05) per month

Suite 860 Commencement Date through December 14, 2004:	Nineteen Thousand Nine Hundred Forty-Two Dollars and Fifty Cents ($19,942.50) per month

The Lease (including Section 4 of the Summary of Basic Lease Information) is hereby amended accordingly.

6. Tenant Improvements. Landlord agrees to construct certain improvements (the “Tenant Improvements”) in the Suites, at Landlord’s sole cost and expense, as follows:

    A. All Suites: Landlord shall provide openings between all three Suites to allow access throughout all three Suites.

    B. Suite 855: Landlord shall have no obligation to improve, remodel, alter, refurbish or otherwise change the condition or configuration of Suite 855, Tenant hereby agreeing to take Suite 855 in its currently existing “AS-IS WHERE-IS” condition.

    C. Suite 860: Landlord shall install new Building standard carpeting in a Building standard color throughout Suite 860 and shall repaint all interior walls in Suite 860 with one (1) coat of Building standard paint in a Building standard color.

    D. Suite 880: Landlord shall install new Building standard carpeting in a Building standard color throughout Suite 880 and shall repaint all interior walls in Suite 880 with one (1) coat of Building standard paint in a Building standard color. In addition, Landlord shall construct an enclosed kitchen area with a sink, counters and cabinets in Suite 880 where plumbing is already stubbed out for such facilities. The design and finishes of such kitchen shall be Building standard as determined by Landlord.

The Tenant Improvements for each Suite shall be deemed to be “Substantially Completed” when Landlord has delivered written notice to Tenant stating that the Tenant Improvements for a particular Suite have been substantially completed in accordance with the provisions of this Paragraph 6, except for “punch list” items which may be completed without materially impairing Tenant’s use of the particular Suite;

In the event that the cost of constructing such Tenant Improvements (exclusive of the cost of plans, permits and fees, if any) is less than Forty Seven Thousand Eight Hundred Seventy-Six Dollars ($47,876.00) (hereinafter, the “Construction Allowance”), Landlord shall make any unused portion of the Construction Allowance, up to the total amount of Eight Hundred Dollars ($800.00), available to Tenant for use in constructing future permanent improvements to the Premises (the “Future Improvements”), provided that Tenant notifies Landlord in writing of its intent to use the unused portion of the Construction Allowance (not to exceed the sum of $800.00) for Future Improvements on or before January 31, 2004, which notice shall specify the nature of the Future Improvements Tenant intends to construct; and further provided that any such construction of Future Improvements is completed on or before March 1, 2004.

7. Pre-paid Rent; Security Deposit. Tenant agrees to pay to Landlord, upon the full execution of this Amendment, (i) the first month’s rent on all three Suites in the amount of Sixteen Thousand Nine Hundred Fifty-Two Dollars and Ten Cents ($16,952.10); and (ii) an additional Security Deposit for the three Suites in the amount of Sixteen Thousand Nine Hundred Fifty-Two Dollars and Ten Cents ($16,952.10), which when added to the Security Deposit currently held by Landlord of Two Thousand Nine Hundred Ninety Dollars and Forty Cents ($2,990.40) will equal a total Security Deposit held by Landlord of Nineteen Thousand Nine Hundred Forty-Two Dollars and Fifty Cents ($19,942.50). The Lease (including Section 8 of the Summary of Basic Lease Information) is hereby amended accordingly.

8. Real Estate Brokers. Landlord and Tenant hereby represent and warrant to the other that neither party hereto has authorized or employed, or acted by implication to authorize or employ, any real estate broker or salesperson to act for it in connection with this Amendment and the extension of the Lease term contemplated herein except for BT Commercial, representing Tenant, and CB Richard Ellis, representing Landlord. Each party hereto shall indemnify, defend and hold the other harmless from and against any and all claims by any real estate broker or salesperson whom either party authorized or employed, or acted by implication to authorize or employ, to act for such party in connection with this Amendment, other than BT Commercial, representing Tenant, and CB Richard Ellis, representing Landlord. Landlord shall be solely responsible for paying all brokers commissions due in connection with this Amendment pursuant to a separate written agreement between Landlord and CB Richard Ellis.

9. No Change. Except as set forth herein, all of the terms and conditions of the Lease remain unchanged and in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the day and date first written above.

Landlord:		Tenant:

GATEWAY CENTER, LLC, a California limited liability company		TERCICA MEDICA, INC., a Delaware corporation

By:	BOSTON PROPERTIES LIMITED PARTNERSHIP,	By:	/s/ Timothy P. Lynch
	a Delaware limited partnership, its sole member	Its:	Chief Executive Officer

By:	BOSTON PROPERTIES, INC.,	By:
	a Delaware corporation, its general partner	Its:

/s/ Bob Pester Name: Bob Pester Title: Senior Vice President and Regional Manager

EXECUTED

Sep. 25, 2003

Boston Properties

Embarcadero Center